CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Powered Corporation
Houston, Texas

We consent to the inclusion in this Form S-1 of our report dated July 11, 2007 relating to the consolidated financial statements Powered Corporation (A Development Stage Company), as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 2006, 2005 and 2004 and the period from August 14, 1996 (Inception) through December 31, 2006, included herein. We also consent to the reference to us under the heading "Interest of Named Experts and Counsel" in this Registration Statement.


/s/  Comiskey & Company
     Professional Corporation
     Denver, Colorado

July 13, 2007